Contacts

Investor Relations	Trade Relations
Kathleen Makrakis	Betty LaBaugh
Director of Investor Relations	Public Relations Manager
203-769-8054	603-594-8585, ext. 3441
kmakrakis@presstek.com	blabaugh@presstek.com

Edward E. Barr Elected Lead Director of Presstek Board

Greenwich, CT – June 5, 2009 – Presstek Inc. (Nasdaq: PRST), a leading manufacturer and marketer of digital offset printing business solutions, announced that Edward E. Barr was elected Lead Director at the Board of Directors’ annual reorganization meeting following the Company’s Annual Meeting of Stockholders held on June 3, 2009. As Lead Director, Mr. Barr will provide independent leadership for the Board, and assist the Board in discharging its duties and responsibilities. Mr. Barr was elected to Presstek’s Board of Directors effective September 4, 2008.

Mr. Barr is an industry leader who served as President and CEO of Sun Chemical Corporation from 1987 to 1998 during which time Sun Chemical’s revenues grew from $600 million to over $3 billion. He has over forty-five years of industry experience, including senior management roles in Sun Chemical and Courtaulds plc, and has also served as Chairman and CEO of Sun Chemical Group BV, and as Chairman of Kodak Polychrome Graphics.

“I am pleased Ed is assuming this leadership role on our Board during this crucial period in our evolution,” commented Jeff Jacobson, Presstek Chairman, President and Chief Executive Officer. “Presstek will benefit from Ed’s unique perspective and extensive industry experience in this expanded role. I also want to thank John Dreyer for his strong leadership and guidance in this role.”

About Presstek

Presstek, Inc. is a leading manufacturer and marketer of high tech digital imaging solutions to the graphic arts and laser imaging markets. Presstek's patented DI®, CTP and plate products provide a streamlined workflow in a chemistry-free environment, thereby reducing printing cycle time and lowering production costs. Presstek solutions are designed to make it easier for printers to cost effectively meet increasing customer demand for high-quality, shorter print runs and faster turnaround while providing improved profit margins. Presstek subsidiary, Lasertel, Inc., manufactures semiconductor laser diodes for Presstek's and

10 Glenville Street, Greenwich, CT 06831 USA

www.presstek.com

external customers' applications. For more information visit www.presstek.com, or call 603-595-7000 or email: info@presstek.com.

DI is a registered trademark of Presstek, Inc.

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10 Glenville Street, Greenwich, CT 06831 USA

www.presstek.com